Exhibit 23.2

INDEPENDENT AUDITORS' REPORT ON SCHEDULE

The Board of Directors and Stockholders of Rare Medium Group, Inc.:

         Under date of March 3, 2003, we reported on the consolidated balance sheets of Rare Medium Group, Inc. as of December 31, 2001 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which are included in the annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

         In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



New York, New York                                         /s/ KPMG LLP
March 3, 2003